NEWS RELEASE

Cliffs Natural Resources Board Elects New Director
Timothy W. Sullivan to Join Company’s Board

CLEVELAND – Dec. 3, 2012 – Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) announced today that the Board of Directors has elected Timothy W. Sullivan, 59, executive advisor of CCMP Capital Advisors LLC and former president and chief executive officer of Bucyrus International Inc. to the Board. The appointment is effective January 1, 2013. With the addition of Mr. Sullivan, Cliffs’ Board will be comprised of a total of 11 directors.

Joseph Carrabba, Cliffs’ chairman, president and chief executive officer, said: “I am pleased with the appointment of Tim to Cliffs’ Board. His background and in-depth understanding of the global mining industry will be extremely beneficial to our board as Cliffs continues to execute our strategic growth plans in a challenging economic environment. Tim’s understanding of the importance of capital allocation will only add to his contributions to our business.”

Mr. Sullivan began his business career in the mining industry when he joined Bucyrus, a global designer and manufacturer of mining equipment, in 1976 where he spent 19 years in positions of increasing managerial responsibility for the company. He was named vice president of sales and marketing in 1995. Mr. Sullivan was later promoted to executive vice president before pursuing an opportunity outside of Bucyrus when in 1999 he joined United Container as president and chief executive officer. Within a year he was recruited back to Bucyrus as president, a position he held from 2000 to 2004, where he successfully transformed the company’s financial position. In 2004, Mr. Sullivan was named president, chief executive officer and a director of the company, a role he held until 2011 when Bucyrus was acquired. Mr. Sullivan recently joined CCMP Capital Advisors LLC in 2012, a private equity firm specializing in buyouts and growth equity transactions in upper and middle market companies after a 34 year career with Bucyrus International Inc.

Mr. Sullivan received a Master of Business Administration from American University and a Bachelor of Science from Carroll University. Currently, he serves as director for several companies including Generac Holdings Inc., Aurora Health Care Inc., and The Northwestern Mutual Life Insurance Company. Currently, he is a special consultant to the Wisconsin Governor and also the chairman of the Wisconsin Governor’s Council for Workforce Investment, Council for College and Workforce Readiness. He is a past director for the National Mining Association.

About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs’ strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world’s largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs’ products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and two iron ore mining complexes in Western Australia. In addition, Cliffs has a major chromite project, in the feasibility stage of development, located in Ontario, Canada.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

INVESTOR RELATIONS AND GLOBAL COMMUNICATIONS CONTACTS:

Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316

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CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH
44114-2544